As filed with the Securities and Exchange Commission on May 3, 2019

Registration No. 333-152647

333-152648

333-205205

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-152647

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-152648

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-205205

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iHeartMedia, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	02-0241222
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20880 Stone Oak Parkway

San Antonio, Texas 78258

Telephone: (210) 736-9700

(Address of principal executive offices, including zip code)

Clear Channel 2008 Executive Incentive Plan

Clear Channel 2008 Employee Investment Program

Clear Channel Communications, Inc. 1994 Nonqualified Stock Option Plan

Amended and Restated Clear Channel Communications, Inc. 1998 Stock Incentive Plan

Amended and Restated Clear Channel Communications, Inc. 2001 Stock Incentive Plan

Jacor Communications, Inc. 1997 Long-Term Incentive Stock Plan

Marquee Group, Inc. 1996 Stock Option Plan

SFX Entertainment, Inc. 1999 Stock Option and Restricted Stock Plan

Clear Channel Nonqualified Deferred Compensation Plan

2015 Executive Long-Term Incentive Plan

(Full title of the plan)

Paul M. McNicol

Executive Vice President and General Counsel

iHeartMedia, Inc.

125 W 55th St

New York, New York 10019

Telephone: (212) 377-7900

(Name, address and telephone number, including area code, of agent for service)

Copy to:

James S. Rowe

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Telephone: (312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by iHeartMedia, Inc., a Delaware corporation (the “Company”), relate to the following Registration Statements on Form S-8 filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (No. 333-152647), filed with the SEC on July 30, 2008, pertaining to the registration of (i) 11,420,662 shares of Class A common stock, par value $0.001 per share, of the Company (the “Common Stock”) under the Amended and Restated Clear Channel Communications, Inc. 2001 Stock Incentive Plan, the Clear Channel 2008 Executive Incentive Plan and the Clear Channel 2008 Employee Investment Program and (ii) 170,329 shares of Common Stock under the Clear Channel Communications, Inc. 1994 Nonqualified Stock Option Plan, Marquee Group, Inc. 1996 Stock Option Plan, Jacor Communications, Inc. 1997 Long-Term Incentive Stock Plan, Amended and Restated Clear Channel Communications, Inc. 1998 Stock Incentive Plan and SFX Entertainment, Inc. 1999 Stock Option and Restricted Stock Plan;

•

Registration Statement on Form S-8 (No. 333-152648), filed with the SEC on July 30, 2008, pertaining to the registration of $75,000,000 of Common Stock under the Clear Channel Nonqualified Deferred Compensation Plan; and

•

Registration Statement on Form S-8 (No. 333-205205), filed with the SEC on June 24, 2015, pertaining to the registration of 4,000,000 shares of Common Stock under the Company’s 2015 Executive Long-Term Incentive Plan.

On May 1, 2019, the Company emerged from bankruptcy, pursuant to that certain Modified Fifth Amended Joint Chapter 11 Plan of Reorganization of iHeartMedia, Inc. and Its Debtor Affiliates pursuant to Chapter 11 of the United States Bankruptcy Code. As a result of the emergence, all offers and sales of the Company’s securities pursuant to the Registration Statements have been terminated.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that were registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on May 3, 2019.

IHEARTMEDIA, INC.

By:	/s/ Richard J. Bressler
Richard J. Bressler
President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.